Exhibit 10.1

June 2, 2014

Peter Cohen

At the address on record with Cowen Group

Dear Peter:

This letter amendment (this “June 2014 Amendment”) sets forth the mutual agreement between you and Cowen Group, Inc. to amend your employment agreement, dated June 3, 2009 (your “Employment Agreement”).  Specifically, your Employment Agreement is amended as follows:

•                              The third sentence of Section 3(b) is deleted and replaced with the following: “Your Annual Bonus shall be determined by the Compensation Committee consistently with and on the same basis as, and shall have terms and conditions no less favorable than those that apply to, other similarly situates executives of the Company.”

You acknowledge that this June 2014 Amendment does not qualify as, and does not entitle you to terminate your employment for, Good Reason under your Employment Agreement. This June 2014 Amendment does not amend any other terms of your Employment Agreement, which remains in full force and effect.  Please sign below to indicate your acceptance of this June 2014 Amendment.

Sincerely,

Cowen Group, Inc.

By:	/s/ Jane Gerhard
Jane Gerhard
Head of Human Resources

AGREED AND ACCEPTED:

Signed:	/s/ Peter Cohen	June 2, 2014
	Peter Cohen	Date